Exhibit 99.1

Royal Gold Reports 43% Year-Over-Year Increase in Revenues for First Quarter
of Fiscal 2007

*	Net income increases 50% on per share basis

*	Record free cash flow (a non-GAAP financial measure) totals 81% of revenue

*	First full quarter of revenue from Robinson royalty

*	Acquisition of Gold Hill royalty in Nevada further diversifies portfolio

          DENVER, Nov. 2 /PRNewswire-FirstCall/ -- Royal Gold, Inc. (Nasdaq: RGLD; TSX: RGL), the leading publicly traded precious metals royalty company, today announced fiscal first quarter 2007 net income of $5.0 million, or $0.21 per basic share, on royalty revenue of $9.7 million.  This compares to net income for the first quarter of fiscal 2006 of $3.1 million, or $0.14 per basic share, on royalty revenue of approximately $6.8 million. Higher revenues were largely derived from increased production at several royalty properties and full quarter revenue from Robinson.  Higher gold prices also contributed to increased revenue resulting in a quarter-over-quarter step-up of Royal Gold’s sliding-scale royalty rate at the Pipeline Mining Complex to 5.0%, which was partially offset by a decline in production.

          Free cash flow for the quarter was approximately $7.9 million, totaling a record 81% of revenues.  This compares to free cash flow for the first quarter of fiscal 2006 of approximately $5.2 million or 76% of revenues.  The Company defines free cash flow, a non-GAAP financial measure, as operating income plus depreciation, depletion and amortization, non-cash charges and any impairment of mining assets (see, Schedule A-Reconciliation).

          As of September 30, 2006, the Company had a working capital surplus of approximately $74.5 million.  Current assets were $80.7 million (including $73.2 million in cash) compared to current liabilities of $6.2 million resulting in a current ratio of 13 to 1.  The Company has no debt.

          “Our strong first quarter results reflect the significant impact of last year’s royalty acquisitions and the continuing strength of the gold price,” said Tony Jensen, President and CEO.  “In addition, the acquisition of the Gold Hill royalty, which is a satellite deposit to the prolific Round Mountain mine in Nevada, is an example of our continued efforts to build a strong pipeline of future royalty revenue.”

          REVIEW OF OPERATIONS

          All production numbers in the following Review of Operations are provided to Royal Gold by the mine operators and reflect only that portion of the operators’ production subject to the Company’s royalty interests.

          Pipeline Mining Complex, Lander County, Nevada

          At the Pipeline Mining Complex in Lander County, Nevada, the Company holds two sliding-scale gross smelter return royalties (“GSR1” and “GSR2”), and a fixed-rate gross smelter return royalty (“GSR3”).  A GSR royalty is a defined percentage of the gross revenue from a resource extraction operation, with no deduction for any costs paid by or charged to the operator.  In addition, the Company holds a net value royalty (“NVR1”) at this complex.  This NVR is a passive interest in a resource extraction operation that is determined on the basis of deducting contract-defined processing-related and associated capital costs, but not mining costs.  The GSR1 royalty covers the current mine footprint, and the GSR2 (“Super”) royalty covers any reserves that are developed on the claim block lying outside the current mine footprint.  The GSR2 royalty pays out at a rate that is 80% higher than that of GSR1, at all gold prices.  The GSR3 royalty rate is fixed at 0.71% for the life of the mine.  The 0.39% NVR1 royalty covers production from the GAS Claims, an area of interest of approximately 4,000 acres including the South Pipeline deposit and Crossroads area, but not including the Pipeline deposit.  Current production from the Pipeline Mining Complex is subject to GSR1, GSR3, and NVR1 royalties.

          The Pipeline Mining Complex is owned by the Cortez Joint Venture (“Cortez”), a joint venture between Barrick Gold Corporation (“Barrick”) (60%), the world’s leading gold mining company, and Kennecott Explorations (Australia) Ltd. (40%), a subsidiary of Rio Tinto plc.

          For the first quarter of fiscal 2007, the Pipeline Mining Complex produced 125,365 ounces of gold, providing $4.5 million in royalty revenue to Royal Gold.  This compares to 227,981 ounces of gold produced, providing $5.4 million in royalty revenue to Royal Gold, for the same quarter in fiscal 2006.

          The average gold price during the first quarter of fiscal 2007 was $621 per ounce resulting in a GSR1 royalty rate of 5.0%.  This compares to an average gold price of $439 per ounce for the first quarter of fiscal 2006 and a GSR1 royalty rate of 4.5% of production.

          Robinson, White Pine County, Nevada

          In December 2005, Royal Gold acquired a 3.0% net smelter return (“NSR”) royalty on the Robinson mine, an open pit copper mine with significant gold and molybdenum credits, which is operated by Quadra Mining Ltd.  An NSR royalty is a defined percentage of the gross revenue from a resource extraction operation, less a proportionate share of incidental transportation, insurance and smelting costs.  The Company began receiving revenue from this royalty in May 2006.

          For the first quarter of fiscal 2007, the Company received royalty revenue of approximately $2.7 million based upon production of 19.9 million pounds of copper and 10,159 ounces of gold.  Due to the fiscal 2006 acquisition date, a quarter-to-quarter comparison is not available.

          On October 23, 2006, Quadra reported that it had revised its production guidance for calendar 2006 to 115 million pounds of copper, compared to previous guidance of 125-130 million pounds, due to lower recoveries. Quadra’s gold production guidance remained unchanged.

          Leeville Project, Eureka County, Nevada

          Royal Gold holds a 1.8% carried working interest, which calculates as a NSR royalty covering a majority of the underground Leeville project (“Leeville”).  Newmont Mining Corporation is the owner and operator of the Leeville project.

          During the first quarter of fiscal 2007, the Leeville property produced 19,254 ounces of gold providing royalty revenue to Royal Gold of approximately $212,000.   This compares with 19,691 ounces of gold, providing about $158,000 in royalty revenue to Royal Gold, for the same quarter in fiscal 2006.

          SJ Claims (Goldstrike Mine), Eureka County, Nevada

          Royal Gold holds a 0.9% NSR royalty covering a portion of the Betze-Post mine, known as the SJ Claims.  The Betze-Post mine, which is a part of the larger Goldstrike operation, is an open pit mine operated by Barrick.

          During the first quarter of fiscal 2007, the SJ Claims produced 149,300 ounces of gold providing approximately $823,000 in royalty revenue. This compares with 229,459 ounces of gold, providing about $913,000 in royalty revenue to Royal Gold, for the same quarter in fiscal 2006.  Lower production in the fiscal 2007 quarter was due to lower grade ore derived from the stockpile.

          Bald Mountain, White Pine County, Nevada

          Royal Gold holds an NSR sliding-scale royalty that covers a portion of the Bald Mountain mine, operated by Barrick.  For the first quarter, the Company’s royalty rate was at 1.75%.

          During the first quarter of fiscal 2007, the Bald Mountain mine produced 48,883 ounces of gold, providing about $532,000 in royalty revenue.  This compares with 9,000 ounces of gold, providing about $69,000 in royalty revenue to Royal Gold, for the same quarter in fiscal 2006.  This increase in production was due to fresh ore being placed on the heap leach pad from the Top Pit.

          Mulatos, Sonora, Mexico

          In December 2005, Royal Gold acquired a sliding-scale NSR royalty at the Mulatos Project, an open pit, heap leach gold mine owned and operated by Alamos Gold, Inc.  The sliding-scale ranges from 0.30%, at an average quarterly gold price of $299.99 or below, up to 1.5% when the price of gold averages $400 per ounce or higher.  The royalty is capped at two million ounces of production.  Commercial production commenced on April 1, 2006.

          During the first quarter of fiscal 2007, the Mulatos mine produced 19,643 ounces of gold providing approximately $186,000 in royalty revenue to the Company.   Due to the fiscal 2006 acquisition date, a quarter-to-quarter comparison is not available.

          Troy Mine, Lincoln County, Montana

          Royal Gold holds a 7.0% GSR royalty that covers the Troy underground mine operated by Revett Silver Company, a subsidiary of Revett Minerals Inc.  This 7.0% GSR royalty extends until either cumulative production reaches approximately 9.9 million ounces of silver and 84.6 million pounds of copper, or Royal Gold receives $10.5 million in cumulative payments, whichever occurs first.

          Royal Gold also holds a perpetual GSR royalty that begins at 6.1% on any production in excess of 11.0 million ounces of silver and 94.1 million pounds of copper.  This 6.1% GSR steps down to a perpetual 2.0% GSR royalty after cumulative production exceeds 12.7 million ounces of silver and 108.2 million pounds of copper.

          During the first quarter of fiscal 2007, the Troy mine produced 204,269 ounces of silver and approximately 1.7 million pounds of copper providing about $570,000 in royalty revenue.  This compares with 191,416 ounces of silver and approximately 1.6 million pounds of copper, providing about $269,000 in royalty revenue for the same quarter in fiscal 2006.  Increases in revenue for the fiscal 2007 quarter were mainly due to higher metal prices.

          Martha Mine, Santa Cruz Province, Argentina

          The Company holds a 2.0% NSR royalty on the Martha silver mine operated by Coeur d’Alene Mines Corporation.  During the first quarter of fiscal 2007, the Martha mine produced 775,851 ounces of silver providing about $181,000 in royalty revenue.  This compares with 344,230 ounces of silver, providing about $48,000 in royalty revenue for the same quarter in fiscal 2006.  The increase in revenue for the fiscal 2007 quarter is due to both higher grade and silver prices during the period.

          Taparko-Bouroum, Burkino Faso, West Africa

          As of September 30, 2006, Royal Gold had funded approximately $30.3 million of its $35.0 million funding agreement with High River Gold Mines, Inc. (“High River”) for the development of the Tarparko mine.  In October, the Company funded an additional $3.3 million, resulting in total funding to date of $33.6 million.  At the conclusion of its funding agreement, Royal Gold will hold two initial concurrent GSR royalties and two subsequent GSR royalties at the Taparko project, an open pit gold operation currently under construction.  High River expects the majority of project construction to be completed in the fourth quarter of calendar 2006.  Royal Gold expects royalty revenue to commence in the second quarter of calendar 2007.

          The first GSR royalty (“TB-GSR1”) is fixed at a rate of 15.0%.  The second GSR royalty (“TB-GSR2”) pays out at a rate of 4.3% when the average monthly gold price ranges between $385 and $430 per ounce, and changes to a sliding-scale royalty when the average monthly gold price is outside of this range.  At a gold price of $600 per ounce, the TB-GSR2 sliding-scale royalty rate would be 6.0%.  Both TB-GSR1 and TB-GSR2 royalties continue until either production reaches 804,420 ounces of gold or payments totaling $35.0 million under the TB-GSR1 royalty are received, whichever comes first.

          The two subsequent royalties consist of a 2.0% GSR perpetual royalty (“TB-GSR3”), applicable to gold production from defined portions of the Taparko Project area, and a 0.75% milling royalty (“TB-MR1”).  The TB-MR1 applies to ore that is mined outside of the defined area of the Taparko Project that is processed through the Taparko facilities to a maximum of 1.1 million tons per year.  Both the TB-GSR3 and TB-MR1 royalties commence once the TB-GSR1 and TB-GSR2 royalties described earlier have ceased.

          Gold Hill, Nye County, Nevada

          In October 2006, Royal Gold acquired a sliding-scale NSR royalty on the Gold Hill deposit. The Gold Hill deposit, located just north of the Round Mountain gold mine, is controlled by Round Mountain Gold Corporation (“RMGC”), a joint venture between Kinross Gold, the operator, and Barrick Gold Corporation.  The sliding-scale ranges from 2.0% when the gold price is above $350 per ounce and slides to 1.0% when the price of gold falls below $350 per ounce.  The royalty will effectively be capped at $10.0 million as RMGC has the right, at any time, to purchase the royalty interest for $10.0 million less any royalty payments paid prior to the purchase option being exercised. The royalty is also subject to a minimum royalty payment of $100,000 per year. Once permitting is completed and equipment from the Round Mountain pit expansion becomes available, production is expected to commence at Gold Hill.

          Royal Gold is a precious metals royalty company engaging in the acquisition and management of precious metal royalty interests.  Royal Gold is publicly traded on the NASDAQ Global Select Market under the symbol “RGLD,” and on the Toronto Stock Exchange under the symbol “RGL.”  The Company’s web page is located at www.royalgold.com.

          Note: Management’s conference call reviewing the first quarter of  fiscal 2007 will be held today at 10:00 a.m. Mountain Time (noon Eastern Time) and is available by calling (800) 603-2779 or (706) 634-7230.  The call will be simultaneously broadcast on the Company’s web site at www.royalgold.com under the “Presentation” section.  A replay of this web cast will be available on the Company’s web site approximately two hours after the call ends.  Audio replays will also be available about two hours after the call ends through November 9, 2006, by dialing (800) 642-1687 or (706) 645-9291, access # 8740317.

          Cautionary “Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995:  With the exception of historical matters, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projections or estimates contained herein.  Such forward-looking statements include statements regarding revenues, net income on a per share basis, free cash flow, the impact of new royalty acquisitions, our diverse pipeline of future royalty revenue, future revenue growth, the sliding-scale features of our royalty structure at the Pipeline Mining Complex, Bald Mountain, Mulatos, Taparko, and Gold Hill, construction completion and commencement of royalty revenue at Taparko, continued ramp-up in production at the Leeville and Troy projects, and changes in production estimates or commencement of production from the operators of certain properties.  Factors that could cause actual results to differ materially from projections include, among others, precious metals prices, decisions and activities of the operators of our royalty properties, unanticipated grade, geological, metallurgical, processing or other problems the operators of the mining properties may encounter, changes in project parameters as plans continue to be refined, results of current or planned exploration activities, management’s ability to increase our cash flow, revenues and margins, and economic and market conditions, as well as other factors described elsewhere in this press release and in our Annual Report on Form 10-K, and other filings with the Securities and Exchange Commission.  Most of these factors are beyond the Company’s ability to predict or control.  The Company disclaims any obligation to update any forward-looking statement made herein.  Readers are cautioned not to put undue reliance on forward-looking statements.

          *Free Cash Flow:  The Company discloses information on free cash flow and free cash flow as a percentage of revenues in its reporting.  The Company defines free cash flow as operating income plus depreciation, depletion and amortization, non-cash charges, and any impairment of mining assets.  While we believe free cash flow is a useful measure of the Company’s performance, we also want to advise that this is not a measure recognized by generally accepted accounting principles.  See Schedule A -- Reconciliation, attached to this press release.

ROYAL GOLD, INC.
Consolidated Balance Sheets
(Unaudited)

	September 30, 2006	June 30, 2006

Current assets
Cash and equivalents	$73,220,304	$78,449,383
Royalty receivables	7,006,767	5,962,053
Deferred tax assets	110,312	131,621
Prepaid expenses and other	404,969	232,839

Total current assets	80,742,352	84,775,896
Royalty interests in mineral properties, net	95,178,745	84,589,569
Available for sale securities	2,177,466	1,988,443
Deferred tax assets	611,152	495,018
Other assets	419,106	410,895

Total assets	$179,128,821	$172,259,821

Current liabilities
Accounts payable	$1,556,881	$1,075,644
Income taxes payable	2,496,464	334,767
Dividend payable	1,299,695	1,300,623
Accrued compensation	562,500	375,000
Other	250,840	237,482

Total current liabilities	6,166,380	3,323,516
Deferred tax liabilities	7,060,617	7,178,907
Other long-term liabilities	91,149	97,749

Total liabilities	13,318,146	10,600,172

Commitments and contingencies
Stockholders’ equity
Common stock, $.01 par value, authorized 40,000,000 shares; and issued 23,816,640 and 23,816,640 shares, respectively	238,165	238,165
Additional paid-in capital	166,872,510	166,459,671
Accumulated other comprehensive income	576,207	498,462
Accumulated deficit	(779,335)	(4,439,777)
Less treasury stock, at cost (229,224 shares)	(1,096,872)	(1,096,872)

Total stockholders’ equity	165,810,675	161,659,649

Total liabilities and stockholders’ equity	$179,128,821	$172,259,821

ROYAL GOLD, INC.
Consolidated Statements of Operations and Comprehensive Income
(Unaudited)

	For The Three Months Ended

	September 30, 2006	September 30, 2005

Royalty revenues	$9,745,793	$6,827,619
Costs and expenses
Costs of operations	658,517	489,698
General and administrative	1,133,656	959,508
Exploration and business development	418,541	434,710
Depreciation, depletion and amortization	1,072,215	898,025

Total costs and expenses	3,282,929	2,781,941

Operating income	6,462,864	4,045,678
Interest and other income	971,185	437,095
Interest and other expense	(66,314)	(21,007)

Income before income taxes	7,367,735	4,461,766
Current tax expense	(2,650,944)	(1,763,491)
Deferred tax benefit	243,346	359,156

Net income	$4,960,137	$3,057,431

Adjustments to comprehensive income
Unrealized change in market value of available for sale securities, net of tax	77,745	85,957

Comprehensive income	$5,037,882	$3,143,388

Basic earnings per share	$0.21	$0.14

Basic weighted average shares outstanding	23,587,416	21,126,609

Diluted earnings per share	$0.21	$0.14

Diluted weighted average shares outstanding	23,817,728	21,366,843

ROYAL GOLD, INC.
Consolidated Statements of Cash Flows
(Unaudited)

	For The Three Months Ended

	September 30, 2006	September 30, 2005

Cash flows from operating activities
Net income	$4,960,137	$3,057,431
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	1,072,215	898,025
Deferred tax benefit	(243,346)	(359,156)
Non-cash employee stock compensation expense	412,839	238,341
Changes in assets and liabilities:
Royalty receivables	(1,044,714)	717,504
Prepaid expenses and other assets	(172,130)	(109,890)
Accounts payable	481,237	775,541
Income taxes payable	2,161,697	1,502,675
Accrued liabilities and other current liabilities	200,857	268,498
Other long-term liabilities	(6,600)	(6,600)

Net cash provided by operating activities	$7,822,192	$6,982,369

Cash flows from investing activities
Capital expenditures for property and equipment	$(34,602)	$(5,066)
Acquisition of royalty interests in mineral properties	(11,635,000)	—
Purchase of available for sale securities	(81,046)	—

Net cash used in investing activities	$(11,750,648)	$(5,066)

Cash flows from financing activities:
Tax benefit from exercise of stock options	$—	$816
Dividends paid	(1,300,623)	(1,050,628)
Net proceeds from issuance of common stock	—	54,716,378

Net cash (used in) provided by financing activities	$(1,300,623)	$53,666,566

Net (decrease) increase in cash and equivalents	(5,229,079)	60,643,869

Cash and equivalents at beginning of period	78,449,383	48,840,371

Cash and equivalents at end of period	$73,220,304	$109,484,240

Supplemental cash flow information:
Cash paid during the period for:
Income taxes	$489,248	$260,000

          Non-GAAP Financial Measures

          The Company computes and discloses free cash flow and free cash flow as a percentage of revenues.  Free cash flow is a non-GAAP financial measure.  Free cash flow is defined by the Company as operating income plus depreciation, depletion and amortization, non-cash charges, and any impairment of mining assets.  Management believes that free cash flow and free cash flow as a percentage of revenues are useful measures of performance of our royalty portfolio.  Free cash flow identifies the cash generated in a given period that will be available to fund the Company’s future operations, growth opportunities, and shareholder dividends.  Free cash flow, as defined, is most directly comparable to operating income in the Statements of Operations. Below is reconciliation to operating income:

	For The Three Months Ended

	September 30, 2006	September 30, 2005

Operating income	$6,462,864	$4,045,678
Depreciation, depletion and amortization	1,072,215	898,025
Non-cash employee stock compensation expense	412,839	238,341

Free cash flow	$7,947,918	$5,182,044

SOURCE  Royal Gold, Inc.
          -0-                                                  11/02/2006
          /CONTACT:  Karen Gross, Vice President & Corporate Secretary of Royal Gold, Inc., +1-303-573-1660/
          /Web site:  http://www.royalgold.com/